CONSENT OF DELOITTE & TOUCHE, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 33-86930, 33-90392, 33-96620, 33-97490 and 333-15519), and in the
Registration Statements (Form S-8 Nos. 33-41027, 33-80988, 333-13387,  33-80992,
33-94790, 333-13359, 333-34671, 333-13357) pertaining to the 1991 Employee Stock
Purchase Plan, the 1994 Incentive Stock Plan and the PMC-Sierra, Inc. (Portland) 1996 Stock Option Plan of PMC-Sierra, Inc. and in the related Prospectuses, of our report dated January 22, 1998, with respect to the consolidated financial statements and schedule of PMC-Sierra, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 1997.


/s/ Deloitte & Touche

Vancouver, B.C.
March 16, 1998